As filed with the Securities and Exchange Commission on August 23, 2007
Registration No. 333-136351
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYMBION, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1625480
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
(Address of principal executive offices)
Symbion Long Term Incentive Plan
(Full title of the plan)
Richard E. Francis, Jr.
Chairman of the Board and
Chief Executive Officer
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
(615) 234-5900
(Name, address and telephone number of agent for service)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (No. 333-136351), filed by Symbion, Inc. (the “Registrant”) with the Securities and Exchange Commission on August 4, 2006 (the “Registration Statement”), registering 1,164,258 shares of Common Stock, par value of $.01 per share (“Common Stock”), issuable pursuant to the Registrant’s Long Term Incentive Plan (the “Plan”).
     Effective as of August 23, 2007 (the “Effective Date”), pursuant to an Agreement and Plan of Merger dated as of April 24, 2007, by and among the Registrant, Symbion Holdings Corporation, as successor to Symbol Acquisition, L.L.C. (“Parent”) and Symbol Merger Sub, Inc. (“Merger Sub”), Merger Sub, a wholly owned subsidiary of Parent, merged with and into Registrant with Registrant being the surviving corporation. On August 23, 2007, the Registrant filed with the Commission a Certificate and Notice of Termination of Registration on Form 15 with respect to the Common Stock.
     The Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities of the Registrant registered under the Registration Statement which remain unsold as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 23, 2007.

SYMBION, INC.
By:	/s/ Richard E. Francis, Jr.
	Name:	Richard E. Francis, Jr.
	Title:	Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard E. Francis, Jr. Richard E. Francis, Jr.	Chairman, Chief Executive Officer and Director (principal executive officer)	August 23, 2007
/s/ Teresa F. Sparks Teresa F. Sparks	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 23, 2007
/s/ Clifford G. Adlerz Clifford G. Adlerz	President, Chief Operating Officer and Director	August 23, 2007
/s/ Barry S. Volpert Barry S. Volpert	Director	August 23, 2007
/s/ Thomas S. Murphy, Jr. Thomas S. Murphy, Jr.	Director	August 23, 2007
/s/ Wing Sommers Keith Wing Sommers Keith	Director	August 23, 2007

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